EXHIBIT 23(b)

[ERNST & YOUNG LOGO]  - Suite 1700                    - Phone: 313 596 7100
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                        Detroit, Michigan 48226-3426








Board of Directors
Chemical Financial Corporation

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Chemical Financial Corporation for the registration of 584,000 shares of its common stock and to the incorporation by reference therein of our report dated January 20, 1995, with respect to the consolidated financial statements of Chemical Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


February 2, 1996                   /s/ Ernest & Young LLP